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                                                                     EXHIBIT 11
                   FIRST USA PAYMENTECH, INC. AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE
              Three and Six Months Ended December 31, 1996 and 1995
                  (Dollars in thousands, except per share data)

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                                                                       Three Months Ended                Six Months Ended
                                                                          December 31,                      December 31,
                                                            ------------------------------------ --------------------------------
                                                                  1996               1995            1996             1995
                                                            -----------------  ----------------- ---------------  ---------------
Primary
-------
Net income.................................................  $         8,396   $         4,245   $        5,112   $        4,934
                                                            -----------------  ----------------- ---------------  ---------------

Weighted average common equivalent shares outstanding
      Average common shares outstanding...................        32,141,604        24,411,081       31,922,366       24,411,081
      Common stock equivalents -- stock options...........           380,307               --           399,513              --
                                                            -----------------  ----------------- ---------------  ---------------
     Weighted average common and common stock equivalent
         shares...........................................        32,521,911        24,411,081       32,321,879       24,411,081
                                                            =================  ================= ===============  ===============

Net income per share......................................  $           0.26   $          0.17   $         0.16   $         0.20
                                                            =================  ================= ===============  ===============

Fully diluted
-------------
Net income................................................  $         8,396    $         4,245   $       5,112    $        4,934
                                                            -----------------  ----------------- ---------------  ---------------

Weighted average common and common equivalent shares
     outstanding
     Average common shares outstanding....................        32,141,604        24,411,081       31,922,366       24,411,081
     Common stock equivalents -- stock options............           379,786               --           398,863              --
                                                            -----------------  ----------------- ---------------  ---------------
     Weighted average common and common stock equivalent
         shares...........................................        32,521,390        24,411,081       32,321,229       24,411,081
                                                            =================  ================= ===============  ===============

Net income per share assuming full dilution...............  $           0.26   $          0.17   $         0.16   $         0.20
                                                            =================  ================= ===============  ===============
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